Exhibit 99.1

April 3, 2020
Dear Shareholder,
As concerns about the coronavirus (COVID-19) continue to affect the world economy, I wanted you to be aware of the potential impact to the disposition process of the remaining assets owned by Hines Global REIT, Inc. (the “Company”).

ABOUT HINES
As a global real estate investor and operator, Hines has been managing through the effects of COVID-19 on our 223 offices and investments for over two months starting with our offices in China, then in Europe. Our global footprint gives us a unique perspective on how to respond as North America, and the rest of the world, has begun to feel the impact of COVID-19. It’s important to remember, this is an issue affecting people – the people in the communities in which our employees, tenants and investors live and work.

BOOTS-ON-THE-GROUND
We have been leveraging our local teams’ expert knowledge of the assets, the market and current environment to evaluate the asset-specific risks during these uncertain times. We believe this in-market resource will allow us to address current risks proactively and react nimbly as the situation evolves.

With over 60 years of real estate experience and over 4,000 employees globally, Hines has weathered many market swings. While no one could have predicted COVID-19 and its economic consequences, Hines’ experienced management team is uniquely positioned to guide all of our investment portfolios through these tumultuous times.

LIQUIDATING HINES GLOBAL REIT
When the Plan of Liquidation (the “Plan”) was approved in July 2018, we owned 33 properties in seven countries valued at over $4.3 billion. Since then, we have sold 25 properties with total return of capital and liquidating distributions paid to our stockholders to-date of $4.00 per share through the following distributions:

Distributions per share	Description
$1.05	Special distribution paid in January 2018
$0.45	Return of invested capital distributions and liquidating distributions paid in 2018 and January 2019[1]
$2.50	Liquidating distribution paid in February 2019
$4.00

In the most recent four months, we sold four assets for $1.2B and have used those proceeds to pay off the full balance on our fund-level revolving credit facility and retire all the remaining debt in the portfolio, except for two standalone mortgage loans for assets in London and Poland.  It’s important to note, the fund is in a secure liquidity position given low leverage, access to a revolving credit facility and proceeds from the recent asset sales.

REMAINING ASSETS
While we have been actively marketing the eight remaining assets for disposition, we anticipate that the sales of those assets will be delayed given the COVID-19 pandemic and its influence on the global economic environment. Prior to the pandemic, we believe we were on a path to meeting our original goal of completing the liquidation by July 17, 2020 which is the required timeline stipulated by the IRS for executing a Plan of Liquidation.

At this time, we cannot predict the ultimate impact to the process or timing of completing the liquidation and making final distributions to our stockholders. If we are unable to complete the liquidation process by July 17, 2020, the Company expects to transfer any remaining assets and liabilities into a liquidating trust as described in the Plan approved by our stockholders in 2018. We expect the liquidating trust will essentially operate in a similar manner as we do today. The purpose of the liquidating trust will be to operate the properties and ultimately to sell the remaining assets and make liquidating distributions to investors.
NET ASSET VALUE (NAV)
Like equity and bond markets, the fall-out from the COVID-19 virus has spread to all aspects of commercial real estate and has created uncertainty on both the buy and sell sides, as well as the valuation process in the near term. Because values are difficult to discern at this time due to the market unrest, our board of directors has determined it would not be prudent to attempt to determine a new Net Asset Value (NAV) at this time. We will, however, continue to monitor the capital markets and keep lines of communication open with the potential buyers of our remaining assets.
PATH FORWARD
From an investment standpoint, our focus remains on actively managing our properties through these disruptive economic times as well as completing these asset sales at an appropriate time and maximizing the total return to the shareholders. We are committed to keeping you informed as we navigate this unprecedented situation.
We appreciate your continued confidence in Hines to manage your investment. We value our continued partnership and hope that you and yours stay healthy and safe as this situation continues to evolve.

Sincerely,

Jeffrey C. Hines
Chairman of the Board

1Return of invested capital distributions and liquidating distributions of approximately $0.45 per share includes $0.12 per share of return of invested capital distributions, consisting of $0.02 per share of each of the monthly distributions paid from February 2018 through July 2018, and approximately $0.33 per share of liquidating distributions, consisting of the monthly distributions paid from August 2018 through January 2019.

Forward-Looking Statements
Statements in this letter, including intentions, beliefs or expectations relating to Hines’ response to COVID-19 and the ability of Hines Global REIT to weather the related economic challenges and complete its liquidation in a timely manner, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the ability of Hines Global REIT to effectively market and sell its remaining assets at desirable prices and in the timeframe originally anticipated by Hines Global REIT when the plan of liquidation and dissolution was adopted by shareholders in July 2018, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although Hines Global REIT believes these statements are based on reasonable assumptions, actual outcomes may differ materially from what is expressed in such forward-looking statements. Important factors that could cause actual results to differ materially include the risks associated with potential buyers of Hines Global REIT’s properties determining to postpone or abandon the acquisition, the tenants at Hines Global REIT’s properties continuing to be able to pay rent in a timely manner, changes in the severity of the public health and economic impact of COVID-19, and other risks described in the "Risk Factors" section of Hines Global REIT's Annual Report on Form 10-K, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements and Hines Global undertakes no duty to update any forward-looking statements.